Exhibit 99.1

ASX Announcement

14 November 2024

Update re November 2021 Incident at Curragh Mine Complex

Coronado Global Resources Inc. (ASX: CRN and “the Company”) advises that legal charges have been issued in the Magistrates Court District of Emerald against its subsidiary Coronado Curragh Pty Ltd (“CCPL”), as operator, in relation to the death of Mr. Clark Peadon in an incident at the Curragh Mine Complex in on November 21, 2021 (see the earlier announcements1).

The safety of our people is our most important priority and we are committed to working hard every day to create an injury free workplace. We acknowledge the significant impact this incident has had on Clark’s family and we again express our deepest sympathies to Clark’s family and his co-workers.

CCPL is reviewing the charges, however, as these matters are before the Court, it is not appropriate for the Company to comment further at this time.

This announcement was authorised for release to the ASX by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Vice President Investor Relations	Morrow Sodali
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com

1 Refer to earlier announcements including: Incident at Curragh Mine dated November 21, 2021; Update on Incident at Curragh Mine dated November 24, 2021 and Full Operations Resume at Curragh dated December 10, 2021.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com